Exhibit 10.2

FIRST AMENDMENT TO LOAN AND SECURITY AGREEMENT

This FIRST AMENDMENT TO LOAN AND SECURITY AGREEMENT (this “Amendment”), dated as of November 22, 2017 (the “First Amendment Date”), is by and among METUCHEN PHARMACEUTICALS LLC, a Delaware limited liability company (the “Borrower”), the several banks and other financial institutions or entities party hereto a lenders (collectively, referred to as “Lender”) and HERCULES CAPITAL, INC., a Maryland corporation, in its capacity as administrative agent and collateral agent for itself and Lender (in such capacity, the “Agent”).

WHEREAS, Borrower, Lender and the Agent are parties to a certain Loan and Security Agreement, dated as of September 30, 2016 (as the same may from time to time be further amended, modified or supplemented in accordance with its terms, the “Loan Agreement”); and

WHEREAS, in accordance with Section 11.3 of the Loan Agreement, Borrower, Lender and the Agent desire to amend the Loan Agreement as provided herein.

NOW THEREFORE, in consideration of the mutual agreements contained in the Loan Agreement and herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1.       Defined Terms. Terms not otherwise defined herein which are defined in the Loan Agreement shall have the same respective meanings herein as therein.

2.       Amendments to Loan Agreement. Subject to the satisfaction of the conditions set forth in Section 4 of this Amendment, as of the First Amendment Date, the Loan Agreement is hereby amended as follows:

(a)       The Loan Agreement shall be amended by inserting the following new definitions to appear alphabetically in Section 1.1 thereof:

“Additional Subordinated Indebtedness” means Borrower’s Subordinated Indebtedness in an original aggregate principal amount of at least $13,500,000 provided by KFE, LLC (“KFE”), L. Mazur Associates, JV (“LMA”), and JCP III SM AIV, L.P. (“JCP”; and together with KFE and LMA, collectively the “Subordinated Lenders”) on the First Amendment Date in accordance with the terms and conditions of that certain Amended and Restated Promissory Note by Borrower in favor of the Subordinated Lenders, a copy of which is annexed hereto as Exhibit A, and subject to the terms of that certain Amended and Restated Subordination Agreement dated as of November 22, 2017 made by the Subordinated Lenders in favor of the Agent (the “Amended and Restated Subordination Agreement”) a copy of which is annexed hereto as Exhibit B, which Amended and Restated Subordination Agreement amends and restates that certain Subordination Agreement dated as of September 30, 2016 made by the Subordinated Lenders in favor of the Agent.

“Additional Subordinated Indebtedness Proceeds” means unrestricted net cash proceeds of the Additional Subordinated Indebtedness not subject to any redemption, clawback, escrow or similar encumbrance or restriction of any kind (it being understood that Borrower may pay the payments required by Sections 4(a), 4(d), 4(g) hereof and the other reasonable costs and expenses incurred by Borrower in connection with the transactions contemplated by this Amendment with such proceeds), which proceeds have been deposited into an account designated by the Agent which is subject to an Account Control Agreement in favor of Agent.

“First Amendment Date” means November 22, 2017.

“Performance Milestone C” means Borrower achieves EBITDA of at least $5,642,407 for the trailing twelve (12) month period ending June 30, 2018.

(b)       The Loan Agreement shall be amended by amending and restating the following definitions in Section 1.1 thereof to read as follows:

“Amortization Date” means February 1, 2018; provided that- in the event that, as of said date (i) Borrower has achieved Performance Milestone A and (ii) no Event of Default has occurred and is continuing, the Amortization Date shall be extended to May 1, 2018; and provided further that in the event that, as of said date (i) Borrower has achieved Performance Milestone A and Performance Milestone B and (ii) no Event of Default has occurred and is continuing, the Amortization Date shall be extended to August 1, 2018; and provided further that in the event that, as of said date (i) Borrower has achieved Performance Milestone A, Performance Milestone B and Performance Milestone C and (ii) no Event of Default has occurred and is continuing, the Amortization Date shall be extended to November 1, 2018.

“EBITDA” means with respect to Borrower and its consolidated Subsidiaries for any period, (a) the sum, without duplication, of the amounts for such period of (i) Net Income, plus (ii) Interest Expense, plus (iii) provisions for taxes based on income, plus (iv) total depreciation expense, plus (v) total amortization expense, plus (vi) nonrecurring cash fees, costs and expenses incurred in connection with the closing of the Transactions (including fees and expenses paid pursuant to and in connection with the closing of the transactions contemplated by this Agreement), but only to the extent included in Net Income, plus (vii) other non-cash items reducing Net Income, plus (viii) to the extent covered by insurance proceeds, losses in connection with casualty events, but only to the extent included in Net Income, plus (ix) identifiable and factually supportable adjustments to reflect operating expense reductions and other operating improvements, in each case to the extent approved by Agent, minus (b) the sum, without duplication of the amounts for such period of (i) other non-cash items increasing Net Income for such period, plus (ii) interest income, plus (iii) any “upfront” or “milestone” payments received in connection with any Investment, license agreement or other contractual arrangement. In the event that Borrower receives Additional Subordinated Indebedness Proceeds of at least $13,500,000, then Borrower may add back to EBITDA up to $1,500,000 of costs related to Borrower engaging a contract sales organization incurred between October 1, 2017 and June 30, 2018, but only to the extent such costs are included in Net Income.

“Performance Milestone A” means Borrower achieves EBITDA of at least $5,853,239 for the trailing twelve (12) month period ending December 31, 2017.

“Performance Milestone B” means Borrower achieves EBITDA of at least $5,388,939 for the trailing twelve (12) month period ending March 31, 2018.

“Term Loan Maturity Date” means October 1, 2020.

“Working Capital” means, as of any date of determination, the current assets (excluding unrestricted cash) of Borrower and its consolidated Subsidiaries as of such date minus the current liabilities (excluding the current portion of long-term debt) of Borrower and its consolidated Subsidiaries as of such date.

(c)       The Loan Agreement shall be amended by amending and restating the second sentence of Section 2.2(d) in its entirety, and inserting in lieu thereof the following:

“Borrower shall repay the aggregate Term Loan principal balance that is outstanding on the day immediately preceding the Amortization Date (excluding all accrued PIK Interest added to such principal balance prior to such date), in equal monthly installments of principal and interest (mortgage style) based on a 36-month amortization period (the “Monthly Installments”) beginning on the Amortization Date and continuing on the first Business Day of each month thereafter until the Secured Obligations (other than inchoate indemnity obligations) are repaid (which for the avoidance of doubt, shall include a bullet payment of the remaining outstanding principal balance (including all accrued PIK Interest added to the principal balance) on the Term Loan Maturity Date).”

(d)       The Loan Agreement shall be amended by amending and restating Section 2.6 thereof (End of Term Charge) in its entirety, and inserting in lieu thereof the following:

“2.6        End of Term Charge. On the earliest to occur of (i) the Term Loan Maturity Date, (ii) the date that Borrower prepays the outstanding Secured Obligations (other than any inchoate indemnity obligations and any other obligations which, by their terms, are to survive the termination of this Agreement) in full, or (iii) the date that the Secured Obligations become due and payable, Borrower shall pay Lender a charge of $1,068,750.00 (the “End of Term Charge”). Notwithstanding the required payment date of such charge, (i) $787,500.00 of the End of Term Charge shall be deemed earned by Lender as of the Closing Date and (ii) $281,250.00 of the End of Term Charge shall be deemed earned by Lender as of the First Amendment Date.”

(e)       The Loan Agreement shall be amended by amending and restating Sections 8.1 and 8.2 thereof to read as follows:

“8.1       Fixed Charge Coverage Ratio. Permit the Fixed Charge Coverage Ratio on the last day of any quarter of Borrower and its Subsidiaries for the period of four (4) consecutive fiscal quarters of Borrower and its Subsidiaries then ended (provided that (i) for the fiscal quarter ending March 31, 2017, it shall be for the period of two consecutive fiscal quarters then ended, and (ii) for the fiscal quarter ending June 30, 2017, it shall be for the period of three (3) consecutive fiscal quarters then ended), to be less than the ratio set forth below:

Quarter Ending	Fixed Charge Coverage Ratio
March 31, 2017 through December31, 2017 (through March 31, 2018if Borrower achieves PerformanceMilestone A; through June 30,2018 if Borrower achievesPerformance Milestone A andPerformance Milestone B; throughSeptember 30, 2018 if Borrowerachieves Performance Milestone A,Performance Milestone B, andPerformance Milestone C)	1.25:1.00

Each quarter thereafter	0.90:1.00

8.2       Minimum EBITDA. Permit EBITDA on the last day of any quarter of Borrower and its Subsidiaries for the period of six (6) consecutive months of Borrower and its Subsidiaries then ended to be less than as set forth below:

Six Consecutive Months Ending	EBITDA
March 31, 2017	$4,144,000
June 30, 2017	$3,335,000
September 30, 2017	$2,841,000
December 31, 2017	$2,240,000
March 31, 2018	$2,264,000
June 30, 2018	$2,776,000
September 30, 2018	$3,466,000
December 31, 2018	$4,351,000
March 31, 2019	$4,964,000
June 30, 2019	$5,309,000
September 30, 2019	$5,757,000
December 31, 2019	$6,235,000
March 31, 2020	$6,536,000
June 30, 2020	$6,978,000
September 30, 2020	$7,862,000

3.       Waiver. Borrower has notified Lender and the Agent that Borrower is not in compliance with Section 8.2 of the Loan Agreement by virtue of the fact that Borrower and its Subsidiaries failed to achieve EBITDA of at least $4,513,000 for the six (6) month period ended June 30, 2017 and at least $4,570,000 for the six (6) months ended September 30, 2017 (the “Existing Events of Default”). Borrower has notified Lender and the Agent that each of the Existing Events of Default constitute an “Event of Default” under Section 9 of the Loan Agreement. Borrower has requested that Lender waive the Existing Events of Default. Subject to the terms and conditions of this Amendment, Lender hereby waives the Events of Default arising as a result of the Existing Events of Default. The foreging waiver shall be limited precisely as written and shall not be deemed (a) to be a forbearance, waiver, or modification of any other term or condition of the Loan Agreement or of any Loan Documents or to prejudice any right or remedy which Lender may now have or may have in the future under or in connection with the Loan Documents; (b) to be a consent to any future consent or modification, forbearance, or waiver to the Loan Agreement or any other Loan Document, or to any waiver of any of the provisions thereof; or (c) to limit or impair Lender’s right to demand strict performance of all terms and covenants of the Loan Agreement as of any date.

4.       Conditions to Effectiveness. Borrower, Lender and the Agent agree that this Amendment shall become effective upon the satisfaction of the following conditions precedent, each in form and substance satisfactory to the Agent:

(a)       The Agent and Lender shall have received a principal prepayment of the Term Loan Advance in the amount of $10,000,000 for application to the reduction of outstanding principal amount of the Term Loan Advance in accordance with Section 2.5 of the Loan Agreement (the “First Amendment Prepayment”). Lender hereby waives payment of the Prepayment Charge in connection with the First Amendment Prepayment;

(b)       The Agent and Lender shall have received a fully-executed counterpart of this Amendment signed by Borrower;

(c)       The Agent shall have received certified resolutions of Borrower’s Board of Directors evidencing approval of this Amendment;

(d)       Borrower shall have paid to the Agent, for the account of Lender, a fee (the “First Amendment Facility Charge”) of Sixty Two Thousand Five Hundred Dollars ($62,500.00). The First Amendment Facility Charge shall be deemed earned on the effective date of this Amendment;

(e)       Borrower shall have received aggregate Additional Subordinated Indebtedness Proceeds of at least $13,500,000 from the Subordinated Lenders;

(f)       The Agent shall have received a fully-executed counterpart of the Amended and Restated Subordination Agreement; and

(g)       The Agent shall have received payment for all reasonable and documented out-of-pocket fees and expenses incurred by Lender and the Agent in connection with this Amendment, including, but not limited to, all legal fees and expenses, payable pursuant to Section 11.11 of the Loan Agreement.

4.       Representations and Warranties. Borrower hereby represents and warrants to Lender and the Agent as follows:

(a)       Representations and Warranties in the Agreement. The representations and warranties of Borrower set forth in Section 5 of the Loan Agreement are true and correct in all material respects on and as of the date hereof, except to the extent such representations and warranties expressly relate to an earlier date in which case they shall be true and correct in all material respects on and as of such earlier date.

(b)       Authority, Etc. The execution and delivery by Borrower of this Amendment and the performance by Borrower of all of its agreements and obligations under the Loan Agreement and the other Loan Documents, as amended hereby, are within the limited liability company authority of Borrower and have been duly authorized by all necessary limited liability company action on the part of Borrower. With respect to Borrower, the execution and delivery by Borrower of this Amendment does not and will not require any registration with, consent or approval of, or notice to any Person (including any governmental authority).

(c)       Enforceability of Obligations. This Amendment, the Loan Agreement and the other Loan Documents, as amended hereby, constitute the legal, valid and binding obligations of Borrower enforceable against Borrower in accordance with their terms, except as enforceability is limited by bankruptcy, insolvency, reorganization, moratorium, general equitable principles or other laws relating to or affecting generally the enforcement of, creditors’ rights and except to the extent that availability of the remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding therefor may be brought.

(d)       No Default. Immediately after giving effect to this Amendment (i) no fact or condition exists that would (or would, with the passage of time, the giving of notice, or both) constitute an Event of Default, and (ii) no event that has had or could reasonably be expected to have a Material Adverse Effect has occurred and is continuing.

(e)       Event of Default. By its signature below, Borrower hereby agrees that it shall constitute an Event of Default if any representation or warranty made herein should be false or misleading in any material respect when made.

5.       Reaffirmations. All of the terms and conditions of the Loan Agreement and the other Loan Documents as amended hereby remain in full force and effect. Nothing contained in this Amendment shall in any way prejudice, impair or effect any rights or remedies of Lender or the Agent under the Loan Agreement and the other Loan Documents. Except as specifically amended hereby, Borrower hereby ratifies, confirms, and reaffirms all covenants contained in the Loan Agreement and the other Loan Documents. The Loan Agreement, together with this Amendment, shall be read and construed as a single agreement. All references in the Loan Documents to the Loan Agreement or any other Loan Document shall hereafter refer to the Loan Agreement or such other Loan Document as amended hereby.

6.       Release. In consideration of the agreements of Agent and each Lender contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Borrower, on behalf of itself and its successors, assigns, and other legal representatives, hereby fully, absolutely, unconditionally and irrevocably releases, remises and forever discharges Agent and each Lender, and its successors and assigns, and its present and former shareholders, affiliates, subsidiaries, divisions, predecessors, directors, officers, attorneys, employees, agents and other representatives (Agent, Lenders and all such other persons being hereinafter referred to collectively as the “Releasees” and individually as a “Releasee”), of and from all demands, actions, causes of action, suits, covenants, contracts, controversies, agreements, promises, sums of money, accounts, bills, reckonings, damages and any and all other claims, counterclaims, defenses, rights of set-off, demands and liabilities whatsoever of every name and nature, known or unknown, suspected or unsuspected, both at law and in equity, which Borrower, or any of its successors, assigns, or other legal representatives may now or hereafter own, hold, have or claim to have against the Releasees or any of them for, upon, or by reason of any circumstance, action, cause or thing whatsoever which arises at any time on or prior to the day and date of this Amendment, for or on account of, or in relation to, or in any way in connection with the Loan and Security Agreement, or any of the other Loan Documents or transactions thereunder or related thereto. Borrower understands, acknowledges and agrees that the release set forth above may be pleaded as a full and complete defense and may be used as a basis for an injunction against any action, suit or other proceeding which may be instituted, prosecuted or attempted in breach of the provisions of such release. Borrower agrees that no fact, event, circumstance, evidence or transaction which could now be asserted or which may hereafter be discovered shall affect in any manner the final, absolute and unconditional nature of the release set forth above.

7.       Execution in Counterparts. This Amendment may be executed in any number of counterparts, each of which shall be deemed an original, but which together shall constitute one instrument.

8.       Miscellaneous.

(a)       THIS AMENDMENT SHALL BE GOVERNED BY, AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE s STATE OF NEW YORK (INCLUDING SECTIONS 5-1401 AND 5-1402 OF THE NEW YORK GENERAL OBLIGATIONS LAW, BUT EXCLUDING ALL OTHER CHOICE OF LAW AND CONFLICTS OF LAW RULES).

(b)       The captions in this Amendment are for convenience of reference only and shall not define or limit the provisions hereof.

(c)       This Amendment expresses the entire understanding of the parties with respect to the transactions contemplated hereby. No prior negotiations or discussions shall limit, modify, or otherwise affect the provisions hereof.

(d)       Any determination that any provision of this Amendment or any application hereof is invalid, illegal or unenforceable in any respect and in any instance shall not affect the validity, legality, or enforceability of such provision in any other instance, or the validity, legality or enforceability of any other provisions of this Amendment.

[Signature Pages to Follow]

IN WITNESS WHEREOF, Borrower, Lender and the Agent have duly executed and delivered this Amendment as of the day and year first above written.

BORROWER:

METUCHEN PHARMACEUTICALS LLC

Signature:	/s/ J. Gregory Ford

Print Name:	J. Gregory Ford

Title:	President and CEO

Accepted in Palo Alto, California:
AGENT:

HERCULES CAPITAL, INC.

Signature:

Print Name:

Title:

LENDER:

HERCULES FUNDING II, LLC

Signature:

Print Name:

Title:

IN WITNESS WHEREOF, Borrower, Lender and the Agent have duly executed and delivered this Amendment as of the day and year first above written.

BORROWER:

METUCHEN PHARMACEUTICALS LLC

Signature:

Print Name:

Title:

Accepted in Palo Alto, California:
AGENT:

HERCULES CAPITAL, INC.

Signature:	/s/ Jennifer Choe

Print Name:	Jennifer Choe

Title:	Assistant General Counsel

LENDER:

HERCULES FUNDING II, LLC

Signature:	/s/ Jennifer Choe

Print Name:	Jennifer Choe

Title:	Assistant General Counsel